EXHIBIT 99.3

ONEOK Financial News

ONEOK, Inc.                                 Contact: Weldon Watson, 918-588-7158
P.O. Box 871
Tulsa, OK 74102-0871                     For Immediate Release, January 21, 2000



                   ONEOK CALLS OFF MERGER WITH SOUTHWEST GAS
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         Tulsa, Oklahoma -- ONEOK (NYSE: OKE) today announced that its Board of
Directors has voted to terminate its planned merger with Southwest Gas (NYSE:
SWX). The termination decision was made pursuant to a provision in the merger agreement that permitted any party to terminate if certain conditions were not fulfilled by December 14, 1999. ONEOK notified Southwest of the termination today.

         "We worked very hard to make this deal happen," said ONEOK Chairman and Chief Executive Officer Larry Brummett, "but the bottom line is that even if we assume that all regulatory approvals could be received in a timely manner, there is simply too much financial risk associated with Southwest Gas right now and we have a responsibility to protect our shareholders from excessive risk."

         Brummett expressed financial concerns about Southwest, citing pending claims against Southwest in a lawsuit filed by Southern Union, an Austin, Texas, natural gas distributor that made a competing, unsuccessful bid to acquire Southwest. That lawsuit, filed in July 1999, subsequent to the signing of the merger agreement, was recently highlighted by Arizona regulatory staff as a reason not to recommend approval of the merger at this time.

         The merger had already received unanimous regulatory approval in Nevada and had been recommended by the regulatory staff of the Public Utility Commission for approval in California.

         Brummett said ONEOK had been focused heavily on the Southwest Gas merger for the past 12 months, but that Southwest's potential multi-million dollar liability was too much risk for ONEOK to assume.



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         "ONEOK's strategy of growth through acquisitions has not changed,"
Brummett said. "We just won't be making this particular acquisition. There are other opportunities in the natural gas market that better meet our business objectives, and we will be actively pursuing such opportunities."

         The ONEOK and Southwest merger, under consideration for the past year, would have created the largest stand-alone natural gas distribution network in the U.S. ONEOK currently serves customers in Oklahoma and Kansas, and Southwest serves Arizona and parts of California and Nevada.

         ONEOK, Inc., is an integrated natural gas company involved in production, processing, gathering, storage and transmission. The company is also the largest natural gas distributor in Kansas and Oklahoma, operating as Kansas Gas Service Company and Oklahoma Natural Gas Company, serving 1.4 million customers.


                                    # # #

Statements contained in this release that include company expectations or predictions are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. More information about the ONEOK and Southwest Gas transaction can be found under Company News on the ONEOK web site at www.oneok.com. Service area maps and logos are available under Media Kit.